Filed Pursuant to Rule 433

Registration No. 333-226056-02

Florida Power & Light Company

Pricing Term Sheet

May 2, 2019

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due May 6, 2022 (“Notes”)
Registration Format:	SEC Registered
Principal Amount:	$1,000,000,000
Date of Maturity:	May 6, 2022
Interest Payment Dates:	Quarterly in arrears on February 6, May 6, August 6 and November 6 of each year, beginning August 6, 2019
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate plus 0.40%; reset quarterly on each February 6, May 6, August 6 and November 6, beginning August 6, 2019. The coupon rate that will be in effect on the Settlement Date will be determined on May 2, 2019.
Price to Public:	100% of the principal amount thereof
Trade Date:	May 2, 2019
Settlement Date:*	May 7, 2019
Redemption:	Redeemable at any time on or after November 6, 2019, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest.
CUSIP / ISIN Number:	341081 FW2/ US341081FW23

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A-” (stable)
Fitch Ratings, Inc.	“A+” (stable)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

Regions Securities LLC

Co-Managers:

Santander Investment Securities Inc.

SG Americas Securities, LLC

Junior Co-Managers:

Guzman & Company

Siebert Cisneros Shank & Co., L.L.C.

Selling Restrictions:

General

The Notes are being offered for sale in the United States and in certain jurisdictions outside the United States, subject to applicable law.

Canada

The Notes may be sold only to purchasers resident in Ontario, Quebec, Alberta, British Columbia, Nova Scotia, New Brunswick and Prince Edward Island purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Issuer’s Preliminary Prospectus Supplement, dated May 2, 2019, and Prospectus, dated July 8, 2018 (together, the “Prospectus”) or this Pricing Term Sheet (including, in each case, any amendment) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended or superseded, the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the Prospectus Directive). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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United Kingdom

In the United Kingdom, this offering document and the Prospectus are only being distributed to and is only directed at persons (i) who fall within Article 19(5) (“investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Financial Promotion Order”) or (ii) who fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) who are persons to whom this offering document and the Prospectus may otherwise lawfully be communicated without the need for such document to be approved, made or directed by an “authorised person” (as defined by Section 31(2) of the Financial Services and Markets Act 2000 (the “FSMA”)) under Section 21 of the FSMA (all such persons together being referred to as “relevant persons”).

In the United Kingdom, any investment or investment activity to which this offering document and the Prospectus relates, including the Notes, is available only to relevant persons and will be engaged in only with relevant persons. In the United Kingdom, this offering document and the Prospectus must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to FPL; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that the Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”) and accordingly, each underwriter has represented and agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.

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Switzerland

FPL has not registered, and will not register, with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to the Prospectus and this Pricing Term Sheet have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. The Prospectus and this Pricing Term Sheet and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. The Prospectus and this Pricing Term Sheet may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. The Prospectus and this Pricing Term Sheet does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. FPL has not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in the Prospectus and this Pricing Term Sheet does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.

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United Arab Emirates

The Prospectus and this Pricing Term Sheet have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

The Prospectus and this Pricing Term Sheet are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Book-Entry Only Issuance:

The Notes will trade through The Depository Trust Company (“DTC”). The Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Indenture Trustee as custodian for DTC.

Purchasers of the Notes may hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

DTC. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

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Purchases of the Notes within the DTC system must be made through participants, who will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Notes. Transfers of ownership in the Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the Notes. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the Notes of each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of, and interest on the Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Indenture Trustee or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

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Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Notes will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Notes. In that event, certificates for such Notes will be printed and delivered. If certificates for Notes are printed and delivered,

•	the Notes will be issued in fully registered form without coupons;
•	a holder of certificated Notes would be able to exchange those Notes, without charge, for an equal aggregate principal amount of the Notes of the same series, having the same issue date and with identical terms and provisions; and
•	a holder of certificated Notes would be able to transfer those Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures.

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Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.

Euroclear advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the direct and indirect participants’ records and Clearstream, Luxembourg and Euroclear will credit on their book-entry registration and transfer systems the number of Notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream, Luxembourg or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.

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Due to time-zone differences, credits of the Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the Notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither FPL nor the Indenture Trustee will have any responsibility for the performance by DTC, Clearstream, Luxembourg and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream, Luxembourg or Euroclear, as the case may be.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that FPL believes to be reliable, but none of FPL, the underwriters or the Indenture Trustee takes any responsibility for the accuracy of this information.

Certain U.S. Federal Income Tax Consequences for Non-U.S. Holders:

The following discussion describes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the Notes applicable to Non-U.S. Holders (as defined below) as of the date hereof. Except where noted, this discussion deals only with Notes that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, assets held for investment) by Non-U.S. Holders that purchase the Notes in the offering at their “issue price,” which will equal the first price at which a substantial amount of the Notes is sold for money to holders (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a Non-U.S. Holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to Non-U.S. Holders that may be subject to special tax treatment, such as accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements. In addition, this discussion does not address any aspects of state, local or foreign tax laws. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

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For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	a nonresident alien individual (but not a U.S. expatriate);
•	a foreign corporation other than a “controlled foreign corporation” or a “passive foreign investment company” (each as defined in the Code);
•	an estate the income of which is not subject to U.S. federal income taxation on a net income basis; or
•	a trust if no court within the U.S. is able to exercise primary supervision over its administration or if no U.S. persons have the authority to control all substantial decisions of the trust, and that does not have a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partners of partnerships holding Notes should consult their tax advisors.

Prospective investors should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning and disposing of the Notes, including the application and effect of U.S. federal, state, local and foreign tax laws.

United States Federal Withholding Tax

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” the 30% U.S. federal withholding tax that is generally imposed on interest from U.S. sources should not apply to interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on a Note to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;
•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of FPL’s stock entitled to vote;
•	the Non-U.S. Holder is not a bank acquiring the Notes as an extension of credit entered into in the ordinary course of its trade or business;
•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to FPL through stock ownership; and
•	the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that that such Non-U.S. Holder is not a U.S. person (generally by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms).

Special certification and other rules apply to certain Non-U.S. Holders that are pass through entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on the Notes made to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless that Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the U.S.

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In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the Notes.

United States Federal Income Tax

If a Non-U.S. Holder is engaged in a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, the Non-U.S. Holder maintains a permanent establishment or fixed base within the U.S.) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, is attributable to that permanent establishment or fixed base), that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of a Note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the U.S.); or
•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

The amount of interest paid on the Notes to Non-U.S. Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Notes may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Notes to or through a U.S. office of any broker, as long as the Non-U.S. Holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the Non-U.S. Holder’s status as a non U.S. person;
•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non U.S. person in accordance with applicable Treasury regulations; or
•	otherwise establishes an exemption.

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The payment of the proceeds from a sale or other disposition of Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Notes will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non U.S. broker with certain enumerated connections with the U.S. unless the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to interest payments on the Notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of Notes, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the Notes with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the Notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under state, local, foreign and other tax laws.

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* It is expected that delivery of the Floating Rate Notes will be made against payment therefor on or about May 7, 2019, which will be the third business day following the date of pricing of the Floating Rate Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Floating Rate Notes initially will settle in T+3, purchasers who wish to trade the Floating Rate Notes on the date of pricing of the Floating Rate Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

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** A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated May 2, 2019.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; RBC Capital Markets, LLC toll-free at 1-866-375-6829; U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607; and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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